Exhibit 99.1

      Digital Broadband Networks Inc. Reports Further Growth in
         Revenues and Earnings for Fifth Consecutive Quarter

    FLEMINGTON, N.J.--(BUSINESS WIRE)--Nov. 13, 2003--Digital Broadband Networks, Inc. (OTCBB:DBBD) www.dbni.net announced today that the Company achieved further growth in revenues and earnings for the fifth consecutive quarter.
    Net income for the first nine months ended September 30, 2003 increased 723% to $692,792 compared to a net income of $84,143 for the first nine months ended September 30, 2002. Revenues for the first nine months ended September 30, 2003 were $11.8 million, an increase of 20%, compared to $9.8 million for the first nine months ended September 30, 2002.
    As of September 30, 2003, the Company had a cash balance of $181,147 compared to $10,000 as of December 31, 2002.
    Comparative unaudited operating data for the Company for nine months ending September 30, 2003 and 2002 are as follows:


                                         2003               2002

Revenues                            $11,750,794         $9,826,164
Gross profit                          1,396,261            585,886
Sales and marketing                      19,287             50,798
General and administrative              607,097            481,426
Net income                              692,792             84,143


    This press release should be read in conjunction with the Company's unaudited consolidated financial statements and notes thereto on Form 10-QSB filed with the Securities and Exchange
Commission on November 12, 2003.

    About Digital Broadband Networks:

    Digital Broadband Networks, Inc. and its subsidiaries are involved in application development, broadband network operation, delivery of value added applications and services; the sale of devices that utilize broadband networks and the sale of biometric security devices. The Company's principal operations include the development and operation of a wireless broadband network in Malaysia, the development of interactive, multimedia content for the Internet and the development licensing and/or sale of specific products and applications that utilize the capacities of a broadband network. These include the EyStar SmartHome Console, broadband modems, biometric systems and Internet-based cameras. For more information about the above products and services, please visit our websites, www.dbni.net and www.eystar.com.

    Safe Harbor Statement:

    Investors should carefully consider the preceding information, as well as other information contained herein before making an investment in the common stock of the Company. Information contained herein contains forward-looking statements and information that are based upon beliefs of, and information currently available to management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Digital Broadband Networks does not undertake to update, revise or correct any forward-looking statements.
    L.G. Zangani, LLC provides financial public relations service to the Company, As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of moneys, capital stock in the Company, warrants or options to purchase capital in the Company.

    CONTACT: L.G. Zangani, LLC
             Leonardo Zangani, 908-788-9660
             leonardo@zangani.com
             or
             Digital Broadband Networks, Inc.
             Valerie Looi, 011 (603) 7955 4582
             valerie.looi@dbni.net